As filed with the Securities and Exchange Commission on February 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FireEye, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-1548921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1440 McCarthy Blvd.

Milpitas, CA 95035

(Address of principal executive offices, including zip code)

FireEye, Inc. 2013 Equity Incentive Plan

FireEye, Inc. 2013 Employee Stock Purchase Plan

Mandiant Corporation 2006 Equity Incentive Plan

Mandiant Corporation 2011 Equity Incentive Plan

FireEye, Inc. Umbrella Plan for Assumed Options

(Full title of the plan)

David G. DeWalt

Chief Executive Officer

FireEye, Inc.

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Aaron J. Alter Jon C. Avina Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Alexa King Richard Meamber FireEye, Inc. 1440 McCarthy Blvd. Milpitas, CA 95035 (408) 321-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the FireEye, Inc. 2013 Equity Incentive Plan	6,887,875(2)	$67.94 (7)	$467,962,227.50	$60,273.53
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the FireEye, Inc. 2013 Employee Stock Purchase Plan	1,377,575(3)	$57.75 (8)	$79,554,956.25	$10,246.68
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Mandiant Corporation 2006 Equity Incentive Plan	711,859(4)	$0.98 (9)	$697,621.82	$89.85
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the Mandiant Corporation 2011 Equity Incentive Plan, as amended	3,396,235(5)	$7.74 (10)	$26,286,858.90	$3,385.75
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the FireEye, Inc. Umbrella Plan for Assumed Options	455,713(6)	$0.11 (11)	$50,128.43	$6.46
TOTAL:	12,829,257		$574,551,792.90	$74,002.27

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of FireEye, Inc. (the “Registrant”) that become issuable under the FireEye, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), the FireEye, Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”), the Mandiant Corporation 2006 Equity Incentive Plan (the “2006 Plan”), the Mandiant Corporation 2011 Equity Incentive Plan, as amended (the “2011 Plan”), and the FireEye, Inc. Umbrella Plan for Assumed Options (the “Umbrella Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents shares of common stock that were automatically added to the shares reserved for issuance under the 2013 Plan on January 1, 2014 pursuant to an “evergreen” provision contained in the 2013 Plan. Pursuant to such provision, on January 1st of each fiscal year commencing in 2014, the number of shares reserved for issuance under the 2013 Plan is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by the Registrant’s Board of Directors.
(3)	Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2013 ESPP on January 1, 2014 pursuant to an “evergreen” provision contained in the 2013 ESPP. Pursuant to such provision, on January 1st of each fiscal year commencing in 2014, the number of shares authorized for issuance under the 2013 ESPP is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by the Registrant’s Board of Directors.
(4)	Represents 711,859 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Plan, which awards were assumed by the Registrant on December 30, 2013 pursuant to that certain Agreement and Plan of Reorganization, dated as of December 30, 2013, by and among the Registrant, Mercury Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant, Mercury Merger, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, Mandiant Corporation, a Delaware corporation (“Mandiant”), and Shareholder Representative Services LLC, as stockholder representative (the “Merger Agreement”).
(5)	Represents 3,396,235 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2011 Plan, which awards were assumed by the Registrant on December 30, 2013 pursuant to the Merger Agreement.
(6)	Represents 455,713 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the Umbrella Plan, which awards were assumed by the Registrant on December 30, 2013 pursuant to the Merger Agreement.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of Registrant’s Common Stock on January 27, 2014, as reported on The NASDAQ Global Select Market.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $67.94, the average of the high and low prices per share of the Registrant’s common stock on January 27, 2014, as reported on The NASDAQ Global Select Market. Pursuant to the 2013 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.98, the weighted-average exercise price per share of stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement.
(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.74, the weighted-average exercise price per share of stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.
(11)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.11, the weighted-average exercise price per share of stock option awards outstanding under the Umbrella Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

FireEye, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s prospectus filed with the Commission on September 20, 2013 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statements on Form S-1, as amended (File No. 333-190338) and Form S-1 (File No. 333-191275);

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 14, 2013 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-36067);

(3) The Registrant’s Current Report on Form 8-K filed with the Commission on September 25, 2013 pursuant to Section 13 of the Exchange Act (File No. 001-36067);

(4) The Registrant’s Current Report on Form 8-K filed with the Commission on January 2, 2014 pursuant to Section 13 of the Exchange Act (with respect to Items 1.01, 2.01, 3.02 and 5.02 only), as amended by the Current Report on Form 8-K/A filed with the Commission on February 3, 2014 (File No. 001-36067); and

(5) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36067) filed with the Commission on September 13, 2013, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant is not obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant has entered into separate indemnification agreements with each of its directors and certain of its officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and certain of its officers may be sufficiently broad to permit the indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibit Number	Description

4.1	Form of the Registrant’s common stock certificate (which is incorporated herein by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-190338) on September 9, 2013).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2013 Equity Incentive Plan and form agreements thereunder (which are incorporated by reference to Exhibit 10.7 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190338) on September 9, 2013).

99.2	2013 Employee Stock Purchase Plan (which is incorporated by reference to Exhibit 10.8 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190338) on September 9, 2013).

99.3	Mandiant Corporation 2006 Equity Incentive Plan and form agreements thereunder.

99.4	Mandiant Corporation 2011 Equity Incentive Plan, as amended, and form agreements thereunder.

99.5	FireEye, Inc. Umbrella Plan for Assumed Options and form agreement thereunder.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on February 3, 2014.

FIREEYE, INC.

By:	/s/ David G. DeWalt
David G. DeWalt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David G. DeWalt, Michael J. Sheridan and Alexa King and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David G. DeWalt David G. DeWalt	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 3, 2014

/s/ Michael J. Sheridan Michael J. Sheridan	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	February 3, 2014

/s/ Ashar Aziz Ashar Aziz	Founder, Chief Technology Officer, Chief Strategy Officer and Vice Chairman of the Board	February 3, 2014

/s/ Enrique T. Salem Enrique T. Salem	Director	February 3, 2014

/s/ Gaurav Garg Gaurav Garg	Director	February 3, 2014

/s/ Promod Haque Promod Haque	Director	February 3, 2014

/s/ Ronald E. F. Codd Ronald E. F. Codd	Director	February 3, 2014

/s/ William M. Coughran Jr. William M. Coughran Jr.	Director	February 3, 2014

/s/ Robert F. Lentz Robert F. Lentz	Director	February 3, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of the Registrant’s common stock certificate (which is incorporated herein by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-190338) on September 9, 2013).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2013 Equity Incentive Plan and form agreements thereunder (which are incorporated by reference to Exhibit 10.7 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190338) on September 9, 2013).

99.2	2013 Employee Stock Purchase Plan (which is incorporated by reference to Exhibit 10.8 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190338) on September 9, 2013).

99.3	Mandiant Corporation 2006 Equity Incentive Plan and form agreements thereunder.

99.4	Mandiant Corporation 2011 Equity Incentive Plan, as amended, and form agreements thereunder.

99.5	FireEye, Inc. Umbrella Plan for Assumed Options and form agreement thereunder.